Exhibit 1.2

LOYAL3 IPO CSOP™

TECHNOLOGY AND SERVICES AGREEMENT

This IPO CSOP Technology and Services Agreement (the “Agreement”), dated as of December 27, 2012 (the “Effective Date”), is among Professional Diversity Network, LLC, an Illinois limited liability company (including its successor entity as applicable, “Issuer”) with offices located at 150 Wacker Drive, Suite 2360, Chicago, Illinois 60606; and LOYAL3 Labs, Inc. and LOYAL3 Securities, Inc. (respectively “LOYAL3 Labs” and “LOYAL3 Securities”; together “LOYAL3”), respectively, a California and a Massachusetts corporation with offices located at 150 California Street, Suite 400, San Francisco, CA 94111. Reference to “parties,” as appropriate in the context, shall refer to rights and obligations between Issuer and LOYAL3 with regard to each other.

Background

Issuer intends to engage in a firm commitment underwritten initial public offering of the shares Professional Diversity Network, Inc. (the “Firm-Commitment Underwritten Offering”“). In addition, Issuer intends simultaneously to offer in a directed share offering to its customers, other stake-holders, and the general public (collectively, “Participants”), an IPO Customer Stock Ownership Plan™ (“IPOCSOP” or “Social IPO™”) using the LOYAL3® technology platform (“LOYAL3 Platform”)(patents pending) and other services (together, the “Services”) provided by LOYAL3 allowing Issuer to sell shares of its common stock (the shares so offered, the “Shares”) through the LOYAL3 Platform in a directed share program to Participants. LOYAL3 Securities will be providing Participants certain brokerage services to allow them to participate in the IPO CSOP. The full IPO (“Full IPO”) is the sum of the Firm-Commitment Underwritten Offering and the Social IPO. Before the completion of the initial public offering of the shares of common stock, Professional Diversity Network, LLC will be reorganized and merged into Professional Diversity Network, Inc., a Delaware corporation. For the purposes of this Agreement, Issuer shall refer to the entities as applicable in the context of each provision and the parties acknowledge that the rights and obligations under this agreement will be delegated and assumed by operation of law to the successor entity.

Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Issuer Representations and Warranties.

(a) Issuer represents and warrants that it is duly organized and validly existing in good standing under the laws of its state of organization and has the right to enter into this Agreement and this Agreement has been duly authorized, executed, and delivered by it.

(b) Issuer hereby incorporates, adopts, and restates herein for the benefit of LOYAL3 each of the representations and warranties made, or to be made, by the Issuer in the underwriting agreement executed, or to be executed, by the Issuer and the underwriters in the Firm-Commitment Underwritten Offering.

2. LOYAL3 REPRESENTATIONS AND WARRANTIES.

(a) LOYAL3 Securities and LOYAL3 Labs represents and warrants that it is duly organized and validly existing in good standing under the laws of its state of organization and this Agreement has been duly authorized executed, and delivered by it.

(b) LOYAL3 Securities represents and warrants that it is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Authority (“FINRA”).

3. Issuer IPO CSOP Responsibilities.

(a) Registration Statement on Form S-1. Issuer agrees to register the Shares for the IPO CSOP with the SEC in a registration statement on Form S-1 that may be included in the same registration statement as that for the Firm-Commitment Underwritten Offering (“Firm-Commitment Underwritten Registration Statement”) or in a separate registration statement on Form S-1. In either case, Issuer agrees to amend the registration statement registering the IPO CSOP shares (the “IPO CSOP Registration Statement”) to reflect any changes applicable to it and make available to LOYAL3 each amendment to the IPO CSOP Registration Statement and, if applicable, any separate registration statement for the Firm-Commitment Underwritten Offering. When the Issuer has filed with the SEC its preliminary prospectus with the price range for the initial public offering price, the Issuer will promptly provide LOYAL3 ..pdfs of such preliminary “red herring” prospectus (or prospectuses if there are two) for the IPO CSOP and the Firm-Commitment Underwritten Offering, as well as any free writing prospectus filed with the SEC, and any Rule 134 notices from the Issuer, for the purpose of posting on the LOYAL3 Platform. If there are any material changes to the prospectus (or prospectuses, if there are two) after the delivery of the prospectus with the price range, Issuer agrees promptly to deliver the revised prospectus(es) in .pdf format to LOYAL3 simultaneously with its filing with the SEC.

(b) Number of Shares and Number of Participants. The Issuer shall determine the number of Shares (an amount up to 10% of the Firm-Commitment Underwritten Offering, but no more than $1,000,000 of Shares) and the maximum number of Participants it will permit to participate in the IPO CSOP; the basic formula for number of Participants is the total funds raised (based on the lower end of the price range in the preliminary prospectus) through the IPO CSOP divided by $200, both of which it shall disclose in the IPO CSOP Registration Statement and, if separate, the Firm-Commitment Underwritten registration statement.

(c) Terminating the Offering. Consistent with the mutual termination provision in section 15(b) of this Agreement, Issuer may at any time, in its sole discretion, determine to abandon both the Firm-Commitment Underwritten Offering and the IPO CSOP or terminate the IPO CSOP without terminating the Firm-Commitment Underwritten Offering.

(d) Shares and Listing. Issuer agrees to authorize the issuance of the Shares, pay for the SEC registration fees for the Shares, to list the Shares on its primary securities exchange (including without limitation paying any fees for listing), and take responsibility (whether through its transfer agent or otherwise) for the delivery of Shares for settlement of the IPO CSOP.

(e) Notices and Promotion of the IPO. Issuer agrees to follow all applicable law and regulations applicable to it in connection with the IPO CSOP, including without limitation use of offering notices that comply with Rule 134 promulgated under the Securities Exchange Act of 1934, as amended. This shall apply each to notices, promotions, and Issuer text approved by the Issuer or provided by the Issuer to LOYAL3 for use on the sites and applications supported by LOYAL3 (“LOYAL3-Supported Sites”) as well as Issuer notices, promotions, and Issuer text outside the LOYAL3-Supported Sites

(f) Setting the Share Price and Effectiveness. When the final Firm-Commitment Underwritten IPO price per-Share offered to the public (the “Price”) is determined and the Underwriting Agreement for the Firm-Commitment Underwritten IPO is executed, the Issuer shall promptly, but in no event in more than fifteen minutes, notify LOYAL3 so that it may provide a two-hour window for Participants who have made conditional offers to purchase (“Conditional Offers” or “Reservations”) to withdraw their Conditional Offers or, if the Price is outside the price range published in the last-filed preliminary prospectus, to reconfirm or cancel those Conditional Offers. The Issuer shall request the SEC to declare the IPO CSOP Registration Statement effective simultaneously with the registration statement for the Firm-Commitment Offering, if there are two registration statements. It is understood and agreed by the parties that notices pursuant to this section 3(f) may be provided via email or telephone.

(g) Allocation of Shares. Issuer shall determine a neutral method of Share allocation among Participants that Issuer believes in good faith to be fair and reasonable or may use the LOYAL3-designed algorithm, which allocates the minimum per-Participant amount to all Participants and then allocates in $10 increments the rest of the Shares to each Participant up to such Participant’s Reservation. Issuer shall not knowingly permit any “affiliate” of Issuer under Rule 144 of the Securities Act of 1933 to invest in the IPO CSOP.

(h) Notices regarding Material Change to the IPO CSOP Registration Statement. Issuer shall determine whether any change to the IPO CSOP Registration Statement is material and requires reconfirmation of prior Conditional Offers by Participants.

(i) Due Diligence Aid. The Issuer agrees to have LOYAL3 Securities listed as an addressee of Issuer’s counsel’s legal opinion and “negative assurance letter,” and of Issuer auditor’s “comfort letter” delivered pursuant to the underwriting agreement in connection with the Firm-Commitment Underwritten IPO. The Issuer acknowledges that, as part of the lead underwriter’s responsibilities, the lead underwriter for the Issuer’s underwritten initial public offering will conduct a due diligence investigation of the Issuer and the accuracy of the statements in the offering documents for the Issuer’s initial public offering, and agrees, that it is a condition of closing of the IPO CSOP that LOYAL3 Securities receive, in sufficient time for LOYAL3 Securities to review it a copy of the underwriter’s due diligence report furnished by the lead underwriter to other underwriters or furnish such information or documentation regarding its due diligence of Issuer to the reasonable satisfaction of LOYAL3 Securities (the Issuer agrees to make commercially reasonable efforts to have the lead underwriter fulfill this condition and generally cooperate with LOYAL3’s reasonable requests relating to the report; provided, however, that Issuer shall not be held liable or in breach of this Agreement if the lead underwriter does not furnish its due diligence materials to LOYAL3); Issuer shall set up a conference call with LOYAL3 Securities and the lead underwriter providing LOYAL3 Securities to ask questions of the Issuer; and Issuer shall generally cooperate with LOYAL3’s reasonable requests relating to these matters. The comfort of LOYAL3 Securities based, at its own discretion, on its due diligence is a condition to allow for enrollments on the enrollment site for the IPO CSOP and for the closing of the offering contemplated by this Agreement.

(j) Applicable Law. Issuer shall follow all law and regulations applicable to its activities under this Agreement in all material respects.

4. LOYAL3 IPO CSOP Responsibilities.

(a) LOYAL3-Supported Sites. LOYAL3 agrees to support and maintain the technology for the LOYAL3-Supported Sites, including the functionality to provide for (i) enrollment by Participants in the IPO CSOP; (ii) posting the prospectus, free writing prospectuses, and other offering materials; (iii) posting of amended prospectuses; and (iv) the ability for Participants to withdraw their Reservations or to reconfirm their Reservations in the event the offering is priced outside the price range in the last filed preliminary prospectus (the parties understanding that, absent a reconfirmation upon a Price outside the price range, the Participant’s Reservation will be deemed to have been withdrawn).

(b) Responsibility for Payment Processing and Brokerage. LOYAL3 Securities is, and will remain during the term of this agreement, registered as a broker-dealer with the SEC and a member of FINRA. It will not be acting as an agent in any way for Issuer and its role will be to provide Participants brokerage services required for the IPO CSOP, including without limitation, the handling or custody of funds and assets with non-affiliated financial institutions as it deems appropriate, including without limitation, banks providing payment-processing and sales of IPO Shares, using a third-party brokerage firm, as well as determining Participant eligibility (including without limitation U.S. residency, age of majority, OFAC screening, and financial risk screening).

(c) Applicable Law. LOYAL3 shall follow all law and regulation applicable to their activities under this Agreement in all material respects.

(d) Insurance. LOYAL3 agrees to procure and maintain insurance, at its sole cost and expense, umbrella/excess liability insurance providing coverage in an amount of not less than $10,000,000 in the aggregate. Issuer shall be given at least thirty (30) days prior written notice of any cancellation, non-renewal, or material modification of such policies.

5. Payment and Delivery. Payment for the Shares shall be made net of the fees specified in section 6 to the Issuer in federal or other funds immediately available in New York City against Issuer’s delivery of such Shares for the account of LOYAL3 Securities for the Exclusive Benefit of IPO CSOP Participants at the same time the shares sold in the Firm-Commitment Underwritten Offering are delivered to the accounts of the underwriters in the Firm-Commitment Underwritten Offering. Provided this Agreement is then in effect, the closing of the Firm-Commitment Underwritten Offering shall be a condition to Issuer’s obligation to issue shares under the IPO CSOP.

6. Fees and Services. Upon the closing of the IPO CSOP, Issuer shall pay LOYAL3 Securities the fees set forth in Exhibit A, which shall be netted by LOYAL3 from funds payable for the Shares purchased in the IPO CSOP. LOYAL3 shall provide the Services listed on Exhibit B (IPO CSOP Services).

7. Mutual Cooperation. Issuer and LOYAL3 each agrees to use commercially reasonable efforts to carry out all cooperative tasks reasonably requested by the other for the operation of the IPO CSOP.

8. Use of Services. LOYAL3 hereby grants Issuer a non-exclusive, non-transferable, right to use the Services supported by LOYAL3 solely for the purposes of the Social IPO. Issuer does not receive any right to delivery of software or technology utilized by LOYAL3 to provide the Services, and LOYAL3 retains title to all such technology and software, including without limitation any modifications requested by Issuer. Issuer shall not license, sell, transfer, or otherwise commercially exploit or make available to any third party the Services in any way. Issuer may use the LOYAL3 Platform only to send communications as contemplated by this Agreement and subject to the communication choices of Participants and will not send obscene, threatening, libelous, or otherwise unlawful or tortious material.

9. Intellectual Property Ownership. LOYAL3, including without limitation its affiliates, alone (and its licensors, where applicable) shall own all right, title and interest, including all related intellectual property rights, in the LOYAL3 technology; the concept, structure, and functionality of IPO CSOPs; the Services (including without limitation the structure, web, social media and any mobile application functionality and “look and feel,” and nomenclature specific to the Services); LOYAL3-provided template language for prospectuses, summary materials, FAQs, and similar materials; all of the above including without limitation any suggestions, enhancement requests, recommendations or other information provided by Issuer or any other party and all to the extent protectable by law (“LOYAL3 IP”). LOYAL3 hereby grants to Issuer a worldwide, royalty-free, fully paid, non-exclusive license to copy, format, reproduce and display the Issuer IP for the purposes contemplated by this Agreement. Issuer alone (and its licensors, where applicable) shall own all right, title and interest, including all related property rights to information about itself or its products or services other than the IPO CSOP (“Issuer IP”) and hereby grants to LOYAL3 a worldwide, sub-licensable, royalty-free, fully paid, non-exclusive license to copy, format, reproduce and display the Issuer IP for the purposes contemplated by this Agreement. This Agreement is not a sale and does not convey any LOYAL3 IP Rights. No right or license is granted to the other party, of a party’s respective names, logos and product names except as contemplated by this Agreement. The parties acknowledge that the “worldwide” scope of the licenses does not imply uses where offers and sales are made in jurisdictions not contemplated under this Agreement.

10. Confidentiality.

Each of LOYAL3 and the Issuer will provide the other with certain confidential information during the course of this Agreement regarding the Services, pricing and related documents or other confidential information, including without limitation financial information, information about operations, customers, technology, web, social media or mobile application functionality, financial modeling, and financing and business plans; and information, analysis and documents relating to any of those (the “Confidential Information”). Such Confidential Information shall include not only information designated as confidential by the disclosing party but also any information that would reasonably be deemed confidential under the circumstances. Without granting any right or license, each party agrees that the definition of “Confidential Information” shall not apply with respect to information that (i) is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available, through no improper action by such party or any affiliate, agent, or employees of such party, (ii) was rightfully in such party’s possession or known by it prior to receipt from the other party, or (iii) was rightfully disclosed to such party by another person without restriction.

Each party shall treat the other’s Confidential Information as strictly confidential and exercise the same degree of care that it would in the protection of its own Confidential Information, but in no event shall that care be any less than commercially reasonable, and neither directly nor indirectly disclose such information except to employees and agents (subject to confidentiality obligations consistent with this agreement) on a need-to-know basis and not to make use of the information except as contemplated by this Agreement. These obligations shall last for three years after the termination of this Agreement, except that for trade secrets, these obligations shall last for such longer period that they remain trade secrets, and non-public personal information about Participants must be held confidential in perpetuity. The foregoing restrictions shall not limit the ability of LOYAL3 to disseminate aggregate information. Information provided by the Participants on the LOYAL3 Platform is the property of LOYAL3 and LOYAL3 may only provide information regarding individual participants as provided by their privacy and objecting beneficial owner choices. Either party may provide Confidential Information as required by court order. LOYAL3 and Issuer acknowledges that LOYAL3 may disclose Confidential Information to regulatory and self-regulatory organizations with supervisory authority over LOYAL3 Securities as contemplated by such supervision (e.g., in regulatory examinations).

Each party agrees that the unauthorized disclosure or use of the Confidential Information is likely to give rise to irreparable injury to the disclosing party for which the disclosing party will have no adequate remedy at law. Accordingly, in the event of any threatened or actual disclosure or use of the Confidential Information in violation of the terms of this Agreement, the disclosing party shall, in addition to all other remedies available to it under law or equity, be entitled to obtain injunctive relief and, in any action to obtain such injunctive relief, the recipient party shall not argue that the disclosing party has or had an adequate remedy at law.

11. Conditions to Closing.

In addition to any other conditions of closing in this Agreement, the parties agree that (a) all applicable regulatory and self-regulatory reviews and approvals (provided also that no such reviews or approvals have been reversed) are conditions to allow for enrollments on the enrollment site for the IPO CSOP and for the closing of the offering contemplated by this Agreement.

12. Indemnification and Contribution.

(a) Issuer Indemnification. Issuer agrees to indemnify, defend, and hold LOYAL3 and each of its affiliates (including without limitation its parent company), including each director, officer, shareholder, employee, vendor, joint-venturer, and agent of each (collectively, the “LOYAL3 Indemnified Parties”) harmless from and against any and all claims, demands, suits, actions, judgments, costs and liabilities (including reasonable attorneys’ fees) arising out of: (i) the breach of any representation, warranty or covenant of Issuer under this Agreement, (ii) the Issuer’s lack of good faith, or its gross negligence or willful misconduct to the extent of its lack of good faith, or its gross negligence or willful misconduct; and (iii) the reliance or use by any LOYAL3 Indemnified Parties of any data supplied by the Issuer, including without limitation information, records ,and documents that are received by any LOYAL3 Indemnified Party and furnished to it by or on behalf of the Issuer. In addition, Issuer agrees to indemnify and hold harmless the LOYAL3 Indemnified Parties from and against any and all losses, claims, damages, and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact, or omission of a material fact, contained in the IPO CSOP Registration Statement, including without limitation a prospectus, relating to the IPO CSOP Shares or any amendment thereof including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the “Securities Act”), any preliminary prospectus, the preliminary prospectus together with the free writing prospectuses, if any, provided to LOYAL3 by the Issuer for posting on the IPO CSOP Platform (“Time of Sale Prospectus”), any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Issuer information that the Issuer has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to LOYAL3 furnished to the Issuer in writing by LOYAL3 expressly for use therein.

(b) LOYAL3 Indemnification. LOYAL3 agrees to indemnify, defend, and hold harmless Issuer, including each of its affiliates, and the directors, officers, shareholders, employees, vendors, joint-venturers, and agents of each (“Issuer Indemnified Parties”) from and against any and all claims, demands, suits, actions, judgments, costs, and liabilities (including reasonable attorneys’ fees) arising out of (i) the breach of any representation, warranty, or covenant of LOYAL3 under this Agreement; (ii) LOYAL3’s lack of good faith, or its gross negligence or willful misconduct to the extent of its lack of good faith, or its gross negligence or willful misconduct; (iii) third-party claims, demands, or suits regarding infringement resulting from Issuer’s use of LOYAL3 IP; misstatement or in the IPO CSOP prospectus made in reliance upon and in conformity with information provided by LOYAL3 or its counsel. LOYAL3 will indemnify and hold harmless the Issuer Indemnified Parties against any losses, claims, damages, or liabilities to which the Issuer may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact related to the IPO CSOP contained in the IPO CSOP Registration Statement, including a prospectus, relating to the IPO CSOP Shares or any amendment thereof including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Securities Act, any preliminary prospectus, the Time of Sale Prospectus, any issuer free-writing prospectus as defined in Rule 433(h) under the Securities Act, any Issuer information that the Issuer has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or the prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that LOYAL3 will be liable in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission has been made in the registration statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free-writing prospectus, any prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Issuer by LOYAL3 expressly for use therein; and will reimburse the Issuer for any legal or other expenses reasonably incurred by the Issuer in connection with investigating or defending any such action or claim as such expenses are incurred.

(c) Defense and Control. Promptly after receipt by an indemnified party (for the purposes of this section 12(c), indemnified party refers only to the parties to this Agreement) under subsections 12(a) and 12(b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection, except to the extent the indemnifying party is materially prejudiced. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act, by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Agreement is unavailable to or insufficient to hold harmless an indemnified party under paragraphs (a) and (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then the indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and LOYAL3 on the other from the offering of the IPO CSOP Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuer on the one hand and LOYAL3 on the other in connection with the statements, omissions or other actions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and LOYAL3 on the other shall be deemed to be in the same proportion as the total net proceeds from the IPO CSOP offering received by the Issuer bear to the total fees received by LOYAL3, in each case as set forth in the prospectus for the IPO CSOP. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer on the one hand or LOYAL3 on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Issuer and LOYAL3 agree that it would not be just and equitable if contribution pursuant to this section 12(d) were determined by pro rata allocation (even if LOYAL3 were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this section 12(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this section 11(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section 12(d), LOYAL3 shall not be required to contribute any amount in excess of the amount by which the total price at which the IPO CSOP Shares were offered to the public exceeds the amount of any damages which LOYAL3 has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission or action or inaction relating to investors funding their purchases as described in paragraph (b). No person guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. LOYAL3 Labs and LOYAL3 Securities’ obligations to contribute as provided in this Section 12(d) are joint and several.

13. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, LOYAL3 AND THE LICENSORS OF LOYAL3 MAKE NO REPRESENTATION, WARRANTY, OR GUARANTY AS TO THE RELIABILITY, TIMELINESS, QUALITY, SUITABILITY, AVAILABILITY, ACCURACY OR COMPLETENESS OF THE SERVICE OR ANY CONTENT. ALL CONDITIONS, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW BY LOYAL3 AND ITS LICENSORS. LOYAL3’S SERVICES MAY BE SUBJECT TO LIMITATIONS, DELAYS, AND OTHER PROBLEMS INHERENT IN THE USE OF THE INTERNET AND ELECTRONIC COMMUNICATIONS. LOYAL3 IS NOT RESPONSIBLE FOR ANY DELAYS, DELIVERY FAILURES, OR OTHER DAMAGE RESULTING FROM SUCH PROBLEMS.

14. Limitation of Liability. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER PARTY EXCEED THE AMOUNTS ACTUALLY PAID BY AND/OR DUE FROM ISSUER, OR $1,000,000, WHICHEVER IS LOWER. IN NO EVENT SHALL EITHER PARTY AND/OR ITS LICENSORS BE LIABLE TO ANYONE FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES OF ANY TYPE OR KIND (INCLUDING LOSS OF DATA, REVENUE,

PROFITS, USE OR OTHER ECONOMIC ADVANTAGE) ARISING OUT OF, OR IN ANY WAY CONNECTED WITH THE SERVICES, INCLUDING BUT NOT LIMITED TO THE USE OR INABILITY TO USE THE SERVICE, OR FOR ANY CONTENT OBTAINED FROM OR THROUGH THE SERVICE, ANY INTERRUPTION, INACCURACY, ERROR OR OMISSION, REGARDLESS OF CAUSE IN THE CONTENT, EVEN IF THE PARTY FROM WHICH DAMAGES ARE BEING SOUGHT OR SUCH PARTY’S LICENSORS HAVE BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15. Term and Termination.

(a) Term. The term (“Term”) of this Agreement shall be one year, or ninety days after the date of effectiveness of the Firm-Commitment Underwritten Registration Statement, whichever occurs first.

(b) Termination for Material Breach/Bankruptcy. Either party may terminate this Agreement at any time upon written notice; provided if shares have been purchased by Participants, both parties have obligations to settle cash and issue securities to meet settlement obligations as provided in Section 5 herein, and LOYAL3 shall continue to provide services to Participants with respect to shares sold through the IPO CSOP. Furthermore, termination of this Agreement shall not relieve any party of its obligations under this Agreement that arose prior to such termination or obligations arising from a breach of this Agreement.

16. Miscellaneous.

(a) Notices. Any notice by a party to the other under this Agreement is duly given if in writing and delivered (i) in person on the day delivered (deemed delivered upon delivery), (ii) by nationally recognized overnight courier (deemed delivered the business day of contracted delivery), or (iii) via email (deemed delivered upon sending, provided it is followed by overnight courier guaranteeing next-business-day delivery to the other’s address) (all operational communications, which shall not be considered notices under this agreement, shall be made under protocols as agreed to by the parties, subject to the protocols established as part of the technological operation of the LOYAL3 Platform):

If to Issuer:	Professional Diversity Network, LLC
150 North Wacker Drive, Suite 2360
Chicago, Illinois 60606
Attention: James Kirsch
Email: jkirsch@ProDivNet.com

To LOYAL3:	LOYAL3 Labs, Inc.
150 California St., Suite 400
San Francisco, CA 94111 USA
Attention: General Counsel
Email: carl@loyal3.com

The parties may, by notice to the other, designate different addresses for subsequent notices.

(b) Successors and Assigns. Any attempt by either party to assign or transfer any of the rights, duties or obligations hereunder (other than as a result of a merger or consolidation into an entity, or in the case of LOYAL3 the transfer to an affiliate, each with full ability to perform and without relieving LOYAL3 of its obligations under this agreement) without the other party’s written consent, other than as provided by this Agreement, is void. All the covenants and provisions of this Agreement by or for the benefit of the Issuer or LOYAL3 shall bind and inure to the benefit of their respective successors and assigns hereunder. LOYAL3 reserves the right to engage third parties and subcontractors (including without limitation affiliates) to perform certain elements of the Services.

(c) Amendments. This Agreement may be amended or modified by a written amendment executed by the parties.

(d) Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(e) Governing Law. This Agreement shall be governed by the laws of the State of California as applied to contracts made by persons wholly within the State of California.

(f) Headings. Section headings of the Agreement are provided for convenience only and shall not control the meaning or construction of any provision of it.

(g) Third-Party Beneficiaries. Other than the indemnification to Issuer Indemnified Parties and LOYAL3 Indemnified Parties, the provisions of this Agreement are intended to benefit only LOYAL3 and the Issuer and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and, except as specifically provided, there are no third-party beneficiaries hereof.

(h) Survival. Sections 9 (Intellectual Property Ownership), 10 (Confidentiality), 11 (Indemnification and Contribution), 13 (Disclaimer), 14 (Limitation of Liability) and 16 (Miscellaneous) shall survive the termination of this Agreement.

(i) Force Majeure. The parties shall not be in default of any obligation under the Agreement if the failure to perform the obligation is due to any event beyond that party’s control, including, without limitation, significant failure of a portion of the power grid, significant failure of the Internet, natural disaster, war, epidemic, terrorist activity, or other events of a magnitude or type for which precautions are not generally taken in their industries.

(j) Integration. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written, including without limitation any non-disclosure agreement.

(k) Counterparts. This Agreement may be executed in any number of counterparts and each of which shall be deemed to be an original, and together constitute one and the same instrument. Execution and delivery may be by facsimile copy or by copies scanned and delivered by email.

(l) Arbitration. Any claim or dispute arising out of or related to this Agreement shall be finally settled by binding arbitration in the county of the principal place of business within the United States of the party not initiating the claim or dispute in accordance with the then-current Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of the parties. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute. The parties shall be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time and/or issues involved in discovery. The decision of the arbitrator as to the validity and amount of any claim shall be final, binding and conclusive upon the parties. Such decision shall be written and be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator. Within 30 days of a decision of the arbitrator requiring payment by one party to another, such party shall make the payment to such other party. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator. The parties agree that the party against whom judgment is rendered shall pay the costs and expenses (including reasonable attorneys fees) of any such arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including counsel fees) for any arbitration. The parties agree that a claim or dispute arising out of or related to this Agreement shall be treated as Confidential Information in accordance with the terms of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

LOYAL3	PROFESSIONAL DIVERSITY
NETWORK, LLC

By:	By:

Name:	Name:

Title:	Title:
(for LOYAL3 Labs)

Title:
(for LOYAL3 Securities)

EXHIBIT A – FEE SCHEDULE

DESCRIPTION	AMOUNT	PAYMENT TERMS
Issuer Fee:	4% of gross proceeds from the IPO CSOP	Deducted from amounts paid by Participants for the Shares.

• Participants pay no fees to buy or sell stock.

Issuer agrees to pay all of its own expenses, including without limitation, the costs, such as those referenced in section 3(d) of this Agreement, for the SEC registration fees and for listing the IPO CSOP Shares with its exchange as well as the transfer and delivery of the Shares.

EXHIBIT B – IPO CSOP SERVICES

PROGRAM DESIGN

•	Business, branding, and design support, and technology consulting regarding the IPO CSOP.

TECHNOLOGY & SECURITIES ACTIVITIES

LOYAL3 Labs provides web and social media platform supporting Issuer as it relates to an IPO CSOP, including without limitation:

•

Technology allowing Issuer to post IPO CSOP materials including prospectus (prior to the effectiveness of the IPO, LOYAL3 will post any revised prospectus that has been filed with the SEC and delivered to LOYAL3 for Participants to view).

•	Technology allowing Participants to open a LOYAL3 Securities brokerage account and to purchase and sell stock in the IPO CSOP.

•	Technology that allows Participants to review transaction history and update personal data.

•	Technology providing for payment and Share transaction movements per Participant instructions.

Participants shall receive brokerage services, including without limitation, transaction and payment-related activities, from LOYAL3 Securities, including without limitation use of third-party financial institutions for payment processing and securities execution, settlement and custody.

PARTICIPANT/ISSUER SUPPORT

LOYAL3 Securities Participant Support Staff provides Participant support, including (subject to hours of operation) chat, email and phone, relating to technology, transactions, and positions; FAQs; and guidance to Issuer’s own customer representatives who may receive IPO CSOP-related questions. Participants will be provided electronic proxy voting access consistent with participants in other LOYAL3 CSOP programs.

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